Exhibit I-2



                       M E M O R A N D U M

                        October 13, 1995




RE:       Comparison of Gulf States Utilities Company's
          Articles of Incorporation with the Statement of Policy Regarding Preferred Stock Subject to the
          Public Utility Holding Company Act of 1935



          This memorandum compares the provisions of the Restated

Articles of Incorporation, as amended ("Articles"), of Gulf

States Utilities Company ("GSU" or the "Company"), relating to the terms of its Preferred and Preference Stocks, with the

provisions of the Statement of Policy Regarding Preferred Stock

Subject to the Public Utility Holding Company Act of 1935 (the

"Statement") (Release Nos. 35-13106 (1956) and 35-16758 (1970)).

          While, historically, conformity with the Statement was

generally required in connection with filings under the Public

Utility Holding Company Act of 1935 ("PUHCA") pursuant to

sections 6 and 7 (with deviations permitted in appropriate

circumstances), the Securities and Exchange Commission ("SEC")

has recently termed the Statement "anachronistic in today's

financial markets"  (Release No. 35-25059 (1990)); has

increasingly permitted deviations from the Statement on a case-by-

case basis.  (See, e.g., Release No. 35-25573 (1992); Jersey

Central Power & Light Company, Release No. 35-25073 (1990)); and

has described the Statement as a hindrance to the ability of registered holding companies to raise capital (see Report of the

Division of Investment Management on the Regulation of Public-

Utility Holding Companies (June 1995), at page 48).

          Moreover, the SEC has recently promulgated amendments

to Rule 52 under PUHCA, which affords an exemption from sections

6(a) and (7) of PUHCA for, among other things, the issuance and sale of securities issued by public-utility subsidiary companies of registered holding companies where the transaction has been authorized by the appropriate state commission.  In so doing, the

SEC reaffirmed its prior view that the Statement is "no longer relevant to contemporary financial markets", and eliminated the requirement of compliance with the Statement as a condition to the exemption afforded by the Rule.  (Release No. 35-25573

(1992).)  For those companies, not entitled to use Rule 52 for the issuance of their securities (for example, because the

applicable state commission does not exercise securities issuance jurisdiction), the SEC stated that it would continue to permit,

on a case-by-case basis, issuances of securities that do not conform to the Statement.

          Although GSU consummated a combination transaction with

Entergy Corporation on December 31, 1993, GSU, a Texas

corporation, continues to be subject to the jurisdiction of the

Louisiana Public Service Commission, the Public Utilities

Commission of Texas and, in certain respects, various Texas

municipalities.  However, none of these regulatory or

governmental bodies has, or will have, jurisdiction over the proposed issuance and sale by GSU of its securities.

Accordingly, the provisions of Rule 52 will not be available to

GSU and, therefore, the Statement technically will remain

applicable to GSU.



GSU's Capitalization

          GSU's Articles provide for four classes of authorized

capital stock consisting of 200,000,000 shares of Common Stock,

without par value; 6,000,000 shares of Preferred Stock, $100 par value; 10,000,000 shares of Preferred Stock, without par value;

and 20,000,000 shares of Preference Stock, without par value.  As of June 30, 1995, 100 shares of the Common Stock, ____ shares of the $100 par value Preferred Stock and 6,000,000 shares of

Preference Stock, without par value, were issued and outstanding.

No shares of Preferred Stock without par value were issued and outstanding at that date.

          Set forth below in outline form is a summary of the

provisions of the Statement and of the related provisions of

GSU's Articles.  The Articles in many respects are in substantial compliance with the Statement.  Where material deviations exist,

they are noted.  (References to the appropriate provisions of the

Articles are noted in parentheses.)



Cumulative Dividends; Reasonable Redemption Premiums and
Reasonable Notice of Redemption

          The opening portion of the Statement provides that

dividends on Preferred Stock shall be cumulative.  GSU's Articles are consistent with this standard.  (Article VI,  2 and 9.)

          The Statement also provides that Preferred Stock shall

be callable for redemption at any time by the issuer upon

reasonable notice of redemption and the payment of reasonable redemption premiums.  GSU's Articles are consistent with this requirement. While the Statement does not define "reasonable notice", GSU's Articles specify that, for both the Preferred and

Preference Stocks, notice of redemption must be given between thirty and sixty days prior to the date fixed for redemption, by publication, at least once, in an English-language newspaper of general circulation published each business day in Beaumont,

Texas and the Borough of Manhattan.  GSU also has the option to mail such notice personally to the holders of record of its

Preferred and Preference Stocks.  (Article VI,  4 and 11.)

These provisions would appear to satisfy the Statement's standard of "reasonable notice".

          With respect to the optional redemption premiums, all

outstanding series of the $100 par value Preferred Stock are redeemable at the option of GSU upon payment of the redemption prices specified in respect of each series, which reflect, among other things, market conditions in effect at the time of the creation and issuance of each such series.  Moreover, all

financial restrictions upon optional redemption have expired.

(Article VI,  4 and 11.)



Rights of Holders of the Preferred Stock to Elect Directors

          The Statement provides that if dividends are in arrears

in an amount equal to four or more quarter-yearly payments, the holders of all series of Preferred Stock as a class are entitled to elect the smallest number of directors necessary to constitute a majority of the entire board of directors until such time as all arrearages have been paid or provided for.  Such election of directors is to be made at a meeting to be held between 45 and 90 days after the accrual of this right.

          GSU's Articles are substantially consistent with these

provisions of the Statement.  In the event the Company fails to make any quarterly Preferred Stock dividend payment, and that failure continues beyond the fourth succeeding quarterly dividend payment date, holders of Preferred Stock, voting as a single class for this purpose, have the right to elect a majority of the board, and that right continues until all dividends accrued and payable are made current.  Similar provision is made for the holders of Preference Stock, voting as a separate class, to elect two directors, upon the failure of the Company to have made any quarterly dividend payment, which failure continues beyond the sixth succeeding quarterly dividend payment date.  For both the

Preferred and Preference Stocks, the Articles provide for the election of directors at any time after the accrual of the right.

(Article IV,  6 and 13.)



Issuance of Securities Representing Unsecured Debt

          The Statement provides for the consent of the holders

of a majority of the outstanding shares of Preferred Stock before an issuer may issue unsecured debt in excess of specified

amounts.  GSU's Articles do not restrict the issuance of

unsecured debt.



Limitation on Junior Stock Dividends

          In general, the Statement restricts an issuer's

declaration of dividends on stock that is ranked below the

Preferred Stock as to dividends or assets, such as preference stock or common stock (collectively referred to in the Statement as "junior stock"), as follows:  (a) if the junior stock equity,

as defined, is less than 20% of the company's total

capitalization, as defined, (or if the declaration of the

dividend would result in the company's junior stock equity being less than 20% of total capitalization), then the company may not declare junior stock dividends which, when aggregated with all other junior stock dividends paid within the twelve-month period prior to the month in which the dividend is to be declared, would exceed 50% of the company's net income available for junior stock dividends for the twelve-month period prior to the month in which the dividend is declared; and (b) if the company's junior stock equity is between 20% and 25% of its total capitalization (or if the declaration of the dividend would result in the company's junior stock equity being between 20% and 25% of its total

capitalization), then the company may not declare junior stock dividends which, when aggregated with all other junior stock dividends paid within the twelve-month period prior to the month in which the dividend is to be declared, would exceed 75% of the company's net income available for junior stock dividends for the twelve-month period prior to the month in which the dividend is declared.

          GSU's Articles restrict dividends on Common Stock, and

reflect concepts similar to those embodied in the Statement.

Specifically, Common Stock dividends may not be declared if the total amount of dividends on the Common Stock paid after May 31,

1958 would be greater than either (a) the net income of the

corporation available for Common Stock dividends; or (b) 75% of the net income available for Common Stock dividends, if the total of (1) the Common Capital Stock Account, (2) the Earned Surplus

Account and (3) the Capital Surplus Account, is less than 25% of the total of (i) the principal amount of debt, (ii) the

Preferred, Preference and Common Capital Stock Accounts, (iii)

the Earned Surplus Account and (iv) the Capital Surplus Account.

(Article VI,  14.)  There are no similar restrictions on the declaration of dividends on the Preference Stock.



Merger or Consolidation

          The Statement prohibits an issuer from merging or

consolidating with or into another company, or from disposing of all or substantially all of its assets unless ordered or approved under PUHCA or unless a majority of the total number of shares of

Preferred Stock outstanding consents to such transaction.

          GSU's Articles with respect to the Preferred Stock

comply with this standard.  (Article VI,  5(g).)  There is no similar provision for the Preference Stock.



Alteration of Preferred Stock Provisions

          Under the Statement, the consent of the holders of at

least two-thirds of the total number of shares of Preferred Stock outstanding is required for any amendment, alteration or repeal of the rights, preferences or powers of the Preferred Stock so as to adversely affect the holders thereof.  GSU's Articles are substantially consistent with this provision.  (Article VI,

5(d) and 12(c).)



Issuance of Additional Preferred Stock

          The Statement limits the creation or authorization of

any stock with a rank senior to the Preferred Stock without the consent of two-thirds of the total number of outstanding shares of Preferred Stock, and similarly prohibits, without such

consent, the issuance of such senior stock more than twelve

months after the date the company was empowered to create such senior stock.

          GSU's Articles are in substantial compliance with these

provisions, except that they do not limit the period of time in which senior stock may be issued following shareholder consent.

(Article VI,  5(a) and 12(a).)

          The Statement also provides for a majority vote of the

outstanding Preferred Stock before an issuer may issue additional

Preferred Stock (with certain exceptions) unless the following two conditions are satisfied:  (a) for twelve consecutive months within a period of fifteen months immediately prior to the

issuance, the company's gross income is at least equal to 1 1/2 times the annual interest charges on the company's debt and the annual dividend requirements on the company's Preferred Stock to be outstanding; and (b) the company's junior stock equity, at a minimum, equals the amount to be paid on the Preferred Stock and stock ranking prior to or on a parity with the Preferred Stock,

upon an involuntary liquidation of the company.  Further, if for purposes of satisfying the test in (b) above, the company is required to take into account any earned surplus, then it may not pay dividends or acquire junior stock which would reduce the junior stock equity to less than the amount payable on the

Preferred Stock and all equal and prior ranking stock upon

involuntary liquidation of the company.

          GSU's Articles provide, among other things, that the

Company shall not, without the affirmative vote of a majority of the total number of shares of each class of Preferred Stock then outstanding (one third or more of the total number of such shares of each such class not having voted in the negative) issue

additional shares of Preferred Stock unless two earnings tests are met.  These earnings tests require that:  (i) the net income of the Company available for dividends, for the specified twelve-

month period, be at least 2 1/2 times the annual dividend

requirements on all Preferred Stock and all other prior and

equally ranking stock to be outstanding immediately after the proposed issuance; and (ii) the Company's earnings available for interest, amortization and dividends be at least 1 1/2 times the annual interest requirements on all indebtedness and the annual dividend requirements on all Preferred Stock and all other prior and equally ranking stock to be outstanding immediately after the proposed issuance.  The Articles do not contain the

capitalization restriction described in (b) above.  (Article VI,

 5(f).)

          There are no earnings or capitalization restrictions

with respect to the issuance by GSU of its Preference Stock.



Acquisition or Redemption of Preferred Stock

          The Statement provides for SEC approval under PUHCA for

an acquisition of Preferred Stock if the company is in arrears as to dividends on the Preferred Stock, unless all shares of

Preferred Stock are to be redeemed.  GSU's Articles contain no such provision for either the Preferred or Preference Stocks.



Voluntary Liquidation Preference

          The Statement provides that in the case of a voluntary

liquidation the amount to be paid to each Preferred Stock holder

is the current redemption price of each share.         GSU's

Articles provide that the holders of Preferred and Preference

Stock are entitled to receive, upon voluntary liquidation, the fixed liquidation price plus the fixed liquidation premium, if any, established for the respective series thereof, in each case together with a sum equal to all dividends accrued or in arrears thereon.  These provisions are in substantial conformity with the

Statement.  (Article VI,  3 and 10.)



Miscellaneous

          The Statement permits the use of consolidated data "in

appropriate cases".  GSU's Articles are silent on this point.

          The Statement also specifies that a share of Preferred

Stock is not to be deemed "outstanding" for various purposes if its redemption has been provided for.  GSU's Articles are

consistent with this provision.  (Article VI,  4 and 11.)



Other Provisions

          GSU's Articles contain other deviations from the

Statement in a number of minor respects which, singly and in the aggregate, are not deemed material.